EXHIBIT 99.1

Governor Shumlin to Attend Ground-Breaking Ceremony for Mount Snow's West Lake Water Project

Management Highlights EB-5 Funding Program on Track

WILDWOOD, Miss., May 20, 2015 (GLOBE NEWSWIRE) -- Peak Resorts, Inc. (Nasdaq:SKIS) announced that Vermont Governor Peter Shumlin and other state officials are joining the company on May 29 at the ground-breaking ceremony for the company's previously announced West Lake Project. The public is invited to attend.

The project, which is the initial stage in a larger development plan at the company's Mount Snow ski resort in West Dover, Vermont, will create a new water reservoir to significantly expand snowmaking capabilities at Mount Snow for the 2016-17 ski season.

The ground-breaking ceremony will take place at noon on Friday, May 29. Shuttle service will be provided starting at 11:40 a.m. from the Mount Snow lower parking lot, located across from Snow Lake, to the project site. No parking will be permitted at the site. Following the ceremony, optional guided tours will be available. From 12:30-2:30 p.m., a reception will take place at the Mount Snow Grand Summit Hotel.

Reservations are requested for those planning to attend the ground-breaking ceremony and/or the reception by Monday, May 25. Please RSVP to Ashley Grande, at 802-464-4222 or email agrande@mountsnow.com.

Richard K. Deutsch, vice president, business and real estate development, said, "The ground-breaking ceremony for Mount Snow's West Lake Project marks the kick off of construction of West Lake, the 120-million-gallon water storage pond for snowmaking. Currently Mount Snow has 20 million gallons of water available for snowmaking. West Lake will increase storage by six times, enabling the resort to open more trails early in the season and increase the snowmaking capacity on existing trails.

"In addition to the lake, the previously announced and fully permitted West Lake Project will include the construction of three pump houses, the installation of snowmaking pipelines, trail upgrades and expansion, a new ski lift and ancillary equipment," Deutsch added.

Future phases of the development plan includes the construction of Carinthia Ski Lodge, a new three-story skier service building located at the base of the Carinthia slopes. At approximately 36,000 square feet, Carinthia Ski Lodge will provide needed skier services in a comfortable, modern building that will include a restaurant, cafeteria and bars with seating for over 600 people, a retail store, convenience store and sales center for lift tickets.

Timothy D. Boyd, president and chief executive officer, said, "This important milestone for the West Lake Project illustrates that we continue to execute our strategic plan. Our roadmap for growth calls for a mix of organic growth, real estate development and acquisitions. These projects will support our goals by allowing Mount Snow to open each ski season with as much as 50 percent of its terrain skiable against approximately 15 percent with our current water supply. In addition, the follow-on development of the Carinthia Ski Lodge and adjoining condominiums will help meet our goals for expanding the productivity of our existing facilities."

Deutsch added, "Funding for the West Lake Project and the Carinthia Ski Lodge Project is being generated through an EB-5 program that attracts overseas investment as funding for U.S.-based companies. We are very pleased with the continued interest in and success of our EB-5 program. To date, we have 72 investors committed to providing the needed funding. By summer's end, we expect to receive the approval that will allow the release of the first $30 million from escrow, providing the funding for Phase 1. We have a pipeline of another 25 investors in process as we work to raise the $22 million required for Phase 2."

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward-Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company's ability to consummate the offering and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: For Further Information:
         Media and Skier Inquiries
         Laurie Newton
         lnewton@mountsnow.com
         802-464-4012

         Investor Inquiries
         Heather Wietzel
         investorrelations@peakresorts.com
         616-233-0500